Sotheby's

1334 York Avenue
New York NY 10021
+1 212 606 7000
www.sothebys.com

Masterworks Cayman, SPC 042 Segregated Portfolio
Mr Scott Lynn
497 Broome Street
NEW YORK NY 10013-2214
USA

Account number	52712297
Date	11 March 2021

Your successful purchase

Private Sale

Congratulations on your recent purchase. We are pleased to provide the information necessary for finalizing your transaction.

- **Invoice for $8,350,000.00**

  Payment is due in accordance with the terms to which you have agreed. Your invoice gives instructions on how to pay.

- **Shipping Quote**

  We will provide you with a quote for the cost of shipping your property within the next ten days.

  If you would prefer to collect your property or arrange your own shipping, please contact Post Sale Services who will assist you.

  For property being collected from our off-site facility at *One Star Ledger Plaza, 69 Court Street, Newark, New Jersey,* please refer to our Property Collection information at www.sothebys.com/pickup.

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For assistance, please contact

Post Sale Manager
T +1 212 606 7444
F +1 212 606 7355
E uspostsaleservices@sothebys.com

Sotheby's

1334 York Avenue
New York NY 10021
+1 212 606 7000
www.sothebys.com

Masterworks Cayman, SPC 042 Segregated Portfolio
Mr Scott Lynn
497 Broome Street
NEW YORK NY 10013-2214
USA

Account number	52712297
Invoice number	93181907
Date	11 March 2021
Sale currency	USD

Invoice for Private Sale

JEAN-MICHEL BASQUIAT: Dark Milk, 1983, acrylic, oilstick, xerox collage and paper collage on canvas, 68 by 86 1/2 in.

Lot location	Palm Beach
Purchase price	$8,350,000.00
Sales tax *0% of purchase price, including commission*	$0.00
Shipping to: 111 Alan Drive Newark DE 19711-8028 US	
Lot total	**$8,350,000.00**
Invoice total	**$8,350,000.00**

- **Payment of $8,350,000.00 is due according to the terms agreed**

This invoice replaces invoice number 93181515.

We can only accept payment from the buyer named on this invoice.

Bank transfers

- JP Morgan Chase Bank NA
  726 Madison Avenue
  New York NY 10004

Account name	Sotheby's Inc.
Account number	[redacted]
ABA routing number	[redacted]
SWIFT code	[redacted]

Please include your name, your account number (52712297) and invoice number (93181907)

Credit Cards

Sotheby's accepts payment by credit card for Visa, MasterCard, and American Express only. Payment by credit card may be made
(a) online at www.sothebys.com/en/invoicepayment.html,
(b) by calling Post Sale Services at +1 212 606 7444, or
(c) in person at Sotheby's premises at the address noted above.

China Union Pay may be available for certain sales. Credit card payments may not exceed $50,000 per sale.

- Late payment liable to interest

Sales tax is based on the shipping location for each item.

For assistance, please contact

Post Sale Manager
T +1 212 606 7444
F +1 212 606 7355
E uspostsaleservices@sothebys.com

Sotheby's

1334 York Avenue
New York NY 10021
+1 212 606 7000
www.sothebys.com

Terms of sale

The sale of the property described on this invoice is subject to the following terms and conditions:

1 Unless otherwise agreed in writing by Sotheby's, payment is due immediately upon receipt of invoice. Title to the Property shall not pass to you until Sotheby's has received full payment of the purchase price in good funds.

2 The Property is sold "AS IS" without any express or implied representation or warranty, including, without limitation, any representation or warranty as to authenticity, attribution, merchantability, fitness for a particular purpose, the physical condition, size, quality, rarity, importance, provenance, restoration, exhibitions, literature, or historical relevance of the Property and no statement anywhere, whether oral or in writing, shall be deemed such a representation or warranty.

3 Notwithstanding item 2 above, unless otherwise agreed to in writing with Sotheby's, if the Property is described in this invoice in CAPITALIZED TYPE (the "CAPITAL HEADING"), then Sotheby's guarantees for a period of four years from the date of the sale of the Property and only to the original purchaser of record that the Property is as described in the CAPITAL HEADING. In the event Sotheby's determines, in its sole discretion, that the Property description in the CAPITAL HEADING is incorrect, then your sole remedy, to the exclusion of any other remedy available to you by law or otherwise, shall be the refund of the purchase price paid in exchange for the Property which must be returned to Sotheby's in the same condition as when sold to you. The benefits of this guarantee are not assignable and shall be applicable only to the original purchaser of record and shall apply unless otherwise agreed to in writing with Sotheby's.

4 The absolute limit of Sotheby's liability and responsibility to you hereunder shall under no circumstances exceed the purchase price actually paid. Sotheby's shall not be responsible for any special, incidental or consequential damages.

5 In any action or proceeding brought by Sotheby's against you relating to this sale, you hereby consent and will submit to the jurisdiction of the state courts of, and federal courts sitting in, the State of New York. In any action or proceeding brought by you against Sotheby's relating to this sale, you will bring such action or proceeding exclusively in the state courts of, and federal courts sitting in, the county of New York, the State of New York.

Payment

Payment is due immediately after the sale. It is Sotheby's policy to accept payment only from the buyer named on the invoice. We reserve the right to decline payments received from anyone other than the invoiced party. Payment can be made by the following methods:

- Sotheby's accepts payment by credit card for Visa, MasterCard, and American Express only. China Union Pay may be available for certain sales. Credit card payments may not exceed $50,000 per sale. Payment by credit card may be made (a) online at www.sothebys.com/en/invoice-payment.html, (b) by calling Post Sale Services at +1 212 606 7444, or (c) in person at Sotheby's premises at the address noted above.
- Wire/ Bank transfer in US Dollars
- Personal checks drawn in US Dollars (made payable to Sotheby's) Certified, banker's draft and cashier's checks with a face amount over $10,000 drawn in USD

Whilst personal and company checks (drawn in US Dollars) are accepted, property will not be released until such checks have cleared, unless you have a pre-arranged check acceptance agreement (the application form is available from Post Sale Services). It is against Sotheby's general policy to accept payments in the form of cash and cash equivalents as defined under applicable law.

Bank transfers should be sent to:

JP Morgan Chase Bank NA, 726 Madison Avenue, New York, NY 10004

Account name	Sotheby's Inc.
Account number	[redacted]
ABA routing number	[redacted]
SWIFT code	[redacted]

Please instruct your bank to include your name, Sotheby's account number and invoice number.

Sales and use tax

New York sales tax is charged on the hammer price, buyer's premium and any other applicable charges on any property picked up or delivered in New York State, regardless of the state or country where the purchaser resides or does business. Purchasers who wish to use their own shipper who is not considered a "common carrier" by the New York Department of Taxation and Finance will be charged New York sales tax on the entire charge regardless of the destination of the property. Please refer to "Information on Sales and Use Tax Related to Purchases at Auction" in the back of the catalogue.

Liability for loss or damage

Unless otherwise agreed by Sotheby's, all purchased property must be removed from our premises by the purchaser at his expense no later than 30 calendar days following the sale of the property. Buyers are reminded that under Sotheby's Conditions of Sale, Sotheby's liability for loss or damage for uncollected property ceases 30 calendar days after the date of sale.

Request for identification

Sotheby's requires all clients to present government-issued identification to confirm their identity. Individual clients are requested to provide a copy of a passport, driver's license or other government-issued identification card containing a photograph and address. Corporate clients are requested to provide a copy of a Certificate of Incorporation or other government-issued document indicating the bona fide existence of the corporation, as well as proof of the individual's authority to act on behalf of the corporation. If you have any questions about the appropriate type of identification document, please contact Post Sale Services.

Shipping services

Sotheby's offers a comprehensive shipping service. If you received a shipping quote or have any questions about the services we offer, please contact Post Sale Services.

Exporting property

The export of certain property from the US or import into any other country may be subject to one or more export or import requirements or restrictions. It is the buyer's sole responsibility to obtain any necessary export, import, firearm, endangered species or other permits or licenses. The denial of any license or delay in obtaining such license shall not justify cancellation or rescission of the sale or any delay in payment.

If you require any further information about the export of your property, please contact Post Sale Services.

Collection

In order to collect your property the following is required:

- Your payment in full (including any interest, handling and storage charges due) must be received and cleared.
- The person collecting must present valid identification as noted in "Request for identification".
- You must provide written authorization for anyone collecting on your behalf. Please include the person's full name and the property to be collected.

Sotheby's Financial Services

Treasure the art, unlock the value. Find out more about financing alternatives that may be available for you with Sotheby's Financial Services at services@sothebysfinancial.com or https://www.sothebys.com/sfs

Contact information

Post Sale Services (Mon - Fri 9am to 5pm)
T + 1 212 606 7444
F + 1 212 606 7355
E uspostsaleservices@sothebys.com